Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Timwood Holdings Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares par value $0.0001 each	(1)	457(o)		$	$4,485,000.00	0.0001381	$619.38
Fees Previously Paid	Equity	Ordinary Shares par value $0.0001 each		457(o)		$	$38,640,000.00		$5,336.18

Total Offering Amounts:							$43,125,000.00		5,955.56
Total Fees Previously Paid:									5,336.18
Total Fee Offsets:									0.00
Net Fee Due:									$619.38

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Offering Note(s)

(1)	Includes Ordinary Shares issuable upon exercise of the underwriters’ over-allotment option. The maximum aggregate offering price has been estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional Ordinary Shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.